UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 28, 2016

LASALLE HOTEL PROPERTIES
(Exact name of registrant as specified in its charter)

Maryland	1-14045	36-4219376
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
7550 Wisconsin Avenue
10th Floor
Bethesda, Maryland 20814
(Address of principal executive offices)

Registrant’s telephone number, including area code: (301) 941-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 28, 2016, upon the recommendation of the Nominating and Governance Committee, the Board of Trustees (the “Board”) of LaSalle Hotel Properties (the “Company”) appointed Jeffrey Martin to the Board, effective October 17, 2016, subject to re-election at the next annual meeting of the shareholders to be held in May 2017.
Mr. Martin currently serves as Executive Vice President of Operations of JetBlue Airways Corporation (“JetBlue”), where he is responsible for flight, technical and systems operations, safety, security, NextGen initiatives, and JetBlue University, the airline’s training division. Mr. Martin oversees the safe and secure operation of the airline’s daily flights and fleet of aircraft. Prior to joining JetBlue in March 2012, Mr. Martin served in various positions with Southwest Airlines from 1990 to 2012, most recently as Vice President – Operations Coordination. Mr. Martin also holds an Airline Transport Pilots license and is captain qualified on the DC-10, Boeing 737 and Airbus A320 aircraft. Mr. Martin is a veteran of the United States Air Force and holds a Bachelor of Science in Marketing from Pittsburgh State University.
Effective on October 17, 2016, Mr. Martin will become eligible to receive the standard compensation provided by the Company to its other non-employee trustees. Additionally, in connection with Mr. Martin’s appointment to the Board, the Company and Mr. Martin will enter into an indemnification agreement in substantially the same form as the Company has entered into with each of the Company’s existing trustees. Mr. Martin is not a party to any arrangement or understanding with any person pursuant to which he was appointed as a trustee, nor is he a party to any transactions required to be disclosed under Item 404(a) of Regulation S-K involving the Company or any of its subsidiaries.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LASALLE HOTEL PROPERTIES

Dated: July 29, 2016	BY:	/s/ Kenneth G. Fuller
Kenneth G. Fuller
Chief Financial Officer, Executive Vice President, Secretary and Treasurer